EXHIBIT 10.14
AGREEMENT OF LEASE, made as of this 13th day of April, 2005, by and between FIFTH AVENUE PARTNERS, L.P., 13 East 16th Street, Suite #400, New York, NY 10003, party of the first part, hereinafter referred to as OWNER, and INTERACTIVE THERAPY GROUP, INC., 4615 North Street, Jamesville, NY 13078, party of the second part, hereinafter referred to as TENANT, WITNESSETH: Owner hereby leases to Tenant and Tenant hereby hires from Owner Suite #701 (the “Demised Premises”), as per the attached “Exhibit A”in the building known as 19 West 21st Street (“Building” or “building”) in the Borough of Manhattan, City of New York, for the term of five (5) years and two (2) months (or until such term shall sooner cease and expire as hereinafter provided), to commence on the
1st day of May, two thousand and five (“Commencement Date”)
and to end on the
31st day of July, two thousand and ten (“Expiration Date”),
both dates inclusive, at an annual rental rate set forth in Article 41 (“Rent”, “rent”, or “Fixed Rent”), together with all other sums of money as shall become due and payable by Tenant under this Lease (collectively, “Additional Rent” or “additional rent”), which Tenant agrees to pay in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments in advance on the first day of each month during said term, at the office of Owner or such other place as Owner may designate, without any set off or deduction whatsoever, except that Tenant shall pay the first monthly installment(s) on the execution hereof (unless this Lease be a renewal).
     In the event that, at the commencement of the term of this Lease, or thereafter, Tenant shall be in default in the payment of Rent to Owner pursuant to the terms of another lease with Owner or with Owner’s predecessor in interest, Owner may at Owner’s option and without notice to Tenant add the amount of such arrears to any monthly installment of Rent payable hereunder and the same shall be payable to Owner as Additional Rent.
     The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:
Rent: 1. Tenant shall pay the Rent as above and hereinafter provided.
Occupancy, Use: 2. Tenant shall use and occupy the Demised Premises for executive offices, provided such use is in accordance with t he Certificate of Occupancy for the Building, if any, and for no other purpose.
Alterations: 3. Tenant shall make no changes in or to the Demised Premises of any nature without Owner’s prior written consent. Subject to the prior written consent of Owner, and to the provisions of this Article, Tenant at Tenant’s expense, may make alterations, installations, additions or improvements which are nonstructural and which do not affect utility services or plumbing and electrical lines, in or to the interior of the Demised Premises using contractors or mechanics first approved by Owner. Tenant shall, at its expense, before making any alterations, additions, installations or improvements obtain all permits, approval and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall deliver promptly duplicates of all such permits, approvals and certificates to Owner. Tenant agrees to carry and will cause Tenant’s contractors and sub-contractors to carry such worker’s compensation, general liability, personal and property damage insurance as Owner may require. If any mechanic’s lien is filed against the Demised Premises, or the building of which the same forms a part, for work claimed to have been done for, or materials furnished to, Tenant, whether or not done pursuant to this Article, the same shall be discharged by Tenant within thirty (30) days thereafter, at Tenant’s expense, by filing the bond required by law or otherwise. All fixtures and all paneling, partitions, railings and like installations, installed in the premises at any time, either by Tenant or by Owner on Tenant’s behalf, shall, upon installation, become the property of Owner and shall remain upon and be surrendered with the Demised Premises unless Owner, by notice to Tenant no later than twenty (20) days prior to the date fixed as the termination of this Lease, elects to relinquish Owner’s right thereto and to have them removed by Tenant, in which event the same shall be removed from the Demised Premises by Tenant prior to the expiration of the Lease, at Tenant’s expense. Nothing in this Article shall be construed to give Owner title to or to prevent Tenant’s removal of trade fixtures, moveable office furniture and equipment, but upon removal of any such from the premises or upon removal of other installations as may be required by Owner, Tenant shall immediately and at its expense, repair and restore the premises to the condition existing prior to installation and repair any damage to the Demised Premises or the building due to such removal. All property permitted or required to be removed, by Tenant at the end of the term remaining in the premises after Tenant’s removal shall be deemed abandoned and may, at the election of Owner, either be retained as Owner’s property or removed from the premises by Owner, at Tenant’s expense.
Repairs: 4. Owner shall maintain and repair the exterior of and the public portions of the Building. Tenant shall, throughout the term of this Lease, take good care of the Demised Premises including the bathrooms and lavatory facilities (if the Demised Premises encompass the entire floor of the Building) and the windows and window frames and, the fixtures and appurtenances therein and at Tenant’s sole cost and expense promptly make all repairs thereto and to the Building, whether structural or non-structural in nature, caused by or resulting from the carelessness, omission, neglect or improper conduct of Tenant, Tenant’s servants, employees, invitees or licensees, and whether or not arising from such Tenant conduct or omission, when required by other provisions of this Lease, including Article 6, Tenant shall also repair all damage to the Building and the Demised Premises caused by the moving of Tenant’s fixtures, furniture or equipment. All the aforesaid repairs shall be of quality or class equal to the original work or construction. If Tenant fails, after ten (10) days notice, to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by the Owner at the expense of Tenant, and the expenses thereof incurred by Owner shall be collectible, as Additional Rent, after rendition of a bill or statement therefor. If the Demised Premises be or become infested with vermin, Tenant shall, at its expense, cause the same to be exterminated. Tenant shall give Owner prompt notice of any defective condition in any plumbing, heating system or electrical lines located in the Demised Premises and following such notice, Owner shall remedy the condition with due diligence, but at the expense of Tenant, if repairs are necessitated by damage or injury attributable to Tenant, Tenant’s servants, agents, employees, invitees or licensees as aforesaid. Except as specifically provided in Article 9 or elsewhere in this Lease, there shall be no allowance to the Tenant for a diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner, Tenant or others making or failing to make any repairs, alterations, additions or improvements in or to any portion of the Building or the Demised Premises or in and to the fixtures, appurtenances or equipment thereof. The provisions of this Article 4 with respect to the making of repairs shall not apply in the case of fire or other casualty with regard to which Article 9 hereof shall apply.
Window Cleaning: 5. Tenant will not clean nor require, permit, suffer or allow any window in the Demised Premises to be cleaned from the outside in violation of Section 202 of the New York State Labor Law or any other applicable law or of the Rules of the Board of Standards and Appeals, or of any other Board or body having or asserting jurisdiction.
Requirements of Law, Fire Insurance, Floor Loads: 6. Prior to the commencement of the Lease term, if Tenant is then in possession, and at all times thereafter, Tenant shall, at Tenant’s sole cost and expense, promptly comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters, or the Insurance Services Office, or any similar body which shall impose any violation, order or duty upon Owner or Tenant with respect to the Demised Premises, whether or not arising out of Tenant’s use or manner of use thereof, or, with respect to the Building, if arising out of Tenant’s use or manner of use of the Demised Premises or the Building (including the use permitted under the Lease). Except as provided in Article 30 hereof, nothing herein shall require Tenant to make structural repairs or alterations unless Tenant has, by its manner of use of the Demised Premises or method of operation therein, violated any such laws, ordinances, orders, rules, regulations or requirements with respect thereto. Tenant shall not do or permit any act or thing to be done in or to the Demised Premises which is contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Owner. Tenant shall not keep anything in the Demised Premises except as now or hereafter permitted by the Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organization and other authority having jurisdiction, and then only in such manner and such quantity so as not to increase the rate for fire insurance applicable to the Building, nor use the premises in a manner which will increase the insurance rate for the Building or any property located therein over that in effect prior to the commencement of Tenant’s occupancy. If by reason of failure to comply with the foregoing the fire insurance rate shall, at the beginning of this Lease or at any time thereafter, be higher than it otherwise would be, then Tenant shall reimburse Owner, as Additional Rent hereunder, for that portion of all fire insurance premiums thereafter paid by Owner which shall have been charged because of such failure by Tenant. In any action or proceeding wherein

Owner and Tenant are parties, a schedule or “make-up” or rate for the Building or Demised Premises issued by a body making fire insurance rates applicable to said premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to said premises. Tenant shall not place a load upon any floor of the Demised Premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Owner reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installations shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Owner’s judgment, to absorb and prevent vibration, noise and annoyance.
Subordination: 7. This Lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which the Demised Premises are a part and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages. This clause shall be self-operative and no further instrument or subordination shall be required by any ground or underlying lessor or by any mortgagee, affecting any lease or the real property of which the Demised Premises are a part. In confirmation of such subordination, Tenant shall execute promptly any certificate that Owner may request.
Property – Loss, Damage, Reimbursement, Indemnity: 8. Owner or its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for loss of or damage to any property of Tenant by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause of whatsoever nature, unless caused by or due to the negligence of Owner, its agents, servants or employees; Owner or its agents shall not be liable for any damage caused by other tenants or persons in, upon or about said building or caused by operations in connection of any private, public or quasi public work. If at any time any windows of the Demised Premises are temporarily closed, darkened or bricked up (or permanently closed, darkened or bricked up, if required by law) for any reason whatsoever including, but not limited to Owner’s own acts, Owner shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement or diminution of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction. Tenant shall indemnify and save harmless Owner against and from all liabilities, obligations, damages, penalties, claims, costs and expenses for which Owner shall not be reimbursed by insurance, including reasonable attorney’s fees, paid, suffered or incurred as a result of any breach by Tenant, Tenant’s contractors, employees, invitees, or licensees, of any covenant or condition of this Lease, or the carelessness, negligence or improper conduct of the Tenant, Tenant’s agents, contractors, employees, invitees, or licensees. Tenant’s liability under this Lease extends to the acts and omissions of any subtenant, and any contractor, employee, invitee or licensee of any subtenant. In case any action or proceeding is brought against Owner by reason of any such claim, Tenant, upon written notice from Owner, will, at Tenant’s expense, resist or defend such action or proceeding by counsel approved by Owner in writing, such approval not to be unreasonably withheld.
Destruction, Fire and Other Casualty: 9. (a) If the Demised Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Owner and this Lease shall continue in full force and effect except as hereinafter set forth. (b) If the Demised Premises are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto shall be repaired by and at the expense of Owner and the Rent, until such repair shall be substantially completed, shall be apportioned from the day following the casualty according to the part of the premises which is usable. (c) If the Demised Premises are totally damaged or rendered wholly unusable by fire or other casualty, then the Rent shall be proportionately paid up to the time of the casualty and thenceforth shall cease until the date when the premises shall have been repaired and restored by Owner, subject to Owner’s right to elect not to restore the same as hereinafter provided. (d) If the Demised Premises are rendered wholly unusable or (whether or not the Demised Premises are damaged in whole or in part) if the Building shall be so damaged that Owner shall decide to demolish it or to rebuild it, then, in any of such events, Owner may elect to terminate this Lease by written notice to Tenant, given within 90 days after such fire or casualty, specifying a date for the expiration of the Lease, which date shall not be more than 60 days after the giving of such notice, and upon the date specified in such notice the term of this Lease shall expire as fully and completely as if such date were the date set forth above for the termination of this Lease and Tenant shall forthwith quit, surrender and vacate the premises without prejudice however, to Owner’s rights and remedies against Tenant under the lease provisions in effect prior to such termination, and any rent owing shall be paid up to such date and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant. Unless Owner shall serve a termination notice as provided for herein, Owner shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition, subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Owner’s control. After any such casualty, Tenant shall cooperate with Owner’s restoration by removing from the premises as promptly as reasonably possible, all of Tenant’s salvageable inventory and movable equipment, furniture, and other property. Tenant’s liability for rent shall resume five (5) days after written notice from Owner that the premises are substantially ready for Tenant’s occupancy. (e) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty. Notwithstanding the foregoing, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible and to the extent permitted by law, Owner and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent, that such waiver can be obtained only by the payment of additional premiums, then the party benefiting from the waiver shall pay such premium within ten (10) days after written demand or shall be deemed to have agreed that the party obtaining insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver of subrogation. Tenant acknowledges that Owner will not carry insurance on Tenant’s furniture and or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant and agrees that Owner will not be obligated to repair any damage thereto or replace the same. (f) Tenant hereby waives the provisions of Section 227 of the Real Property Law and agrees that the provisions of this Article shall govern and control in lieu thereof.
Eminent Domain: 10. If the whole or any part of the Demised Premises shall be acquired or condemned by Eminent Domain for any public or quasi public use or purpose, then and in that event, the term of this Lease shall cease and terminate from the date of title vesting in such proceeding and Tenant shall have no claim for the value of any unexpired term of said Lease.
Assignment, Mortgage, Etc. 11. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this agreement, nor underlet, or suffer or permit the Demised Premises or any part thereof to be used by others, without the prior written consent of Owner in each instance. Transfer of the majority of the stock of a corporate Tenant shall be deemed an assignment. If this Lease be assigned, or if the Demised Premises or any part thereof be underlet or occupied by anybody other than Tenant, Owner may, after default by Tenant, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the Rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Owner to an assignment or underletting shall not in any wise be construed to relieve Tenant from obtaining the express consent in writing of Owner to any further assignment or underletting.
Electric Current: 12. Rates and conditions in respect to submetering or rent inclusion, as the case may be, to be added in RIDER attached hereto. Tenant covenants and agrees that at all times its use of electric current shall not exceed the capacity of existing feeders to the Building or the risers or wiring installation and Tenant may not use any electrical equipment which, in Owner’s opinion, reasonably exercised, will overload such installations or interfere with the use thereof by other tenants of the Building. The change at any time of the character of electric service shall in no wise make Owner liable or responsible to Tenant, for any loss, damage or expenses which Tenant may sustain.
Access to Premises: 13. Owner or Owner’s agents shall have the right (but shall not be obligated) to enter the Demised Premises in any emergency at any time, and, at other reasonable times, to examine the same and to make such repairs, replacements and improvements as Owner may deem necessary and reasonably desirable to any portion of the Building or which Owner may elect to perform in the premises after Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform under this Lease, or for the purpose of complying with laws, regulations and other directions of governmental authorities. Tenant shall permit Owner to use and maintain and replace pipes and conduits in and through the Demised Premises and to erect new pipes and conduits therein provided, wherever possible, they are within walls or otherwise concealed. Owner may, during the progress of any work in the Demised Premises, take all necessary materials and equipment into said premises without the same constituting an eviction nor shall the Tenant be entitled to any abatement of rent while such work is in progress nor to any damages by reason of loss or interruption of business or otherwise. Throughout the term hereof Owner shall have the right to enter the Demised Premises at reasonable hours for the purpose of showing the same to prospective purchasers or mortgagees of the Building, and during the last six months of the term for the purpose of showing the same to prospective tenants and may, during said six months period, place upon the premises the usual notices “To Let” and “For Sale”, which notices Tenant shall permit to remain thereon without molestation. If Tenant is not present to open and permit an entry into the premises, Owner or Owner’s agents may enter the same whenever such entry may be necessary or permissible by master key or forcibly and provided reasonable care is exercised to safeguard Tenant’s property, such entry shall not render Owner or its agents liable therefor, nor in any event shall the obligations of Tenant hereunder be affected. If during the last month of the term Tenant shall have removed all or substantially all of Tenant’s property therefrom, Owner may immediately enter, alter, renovate or redecorate the Demised Premises without limitation or abatement of rent, or incurring liability to Tenant for any compensation and such act shall have no effect on this Lease or Tenant’s obligations hereunder.
Vault, Vault Space, Area: 14. No vaults, vault space or area, whether or not enclosed or covered, not within the property line of the Building is leased hereunder, anything contained in or indicated on any sketch, blueprint or plan, or anything contained elsewhere in this Lease to the contrary notwithstanding. Owner makes no representation as to the location of the property line of the Building. All vaults and vault space and all such areas not within the property line of the Building, which Tenant may be permitted to use and/or occupy, is to be used and/or occupied under a revocable license, and if any such license be revoked, or if the amount of such space or area be diminished or required by any federal, state or municipal authority or public utility, Owner shall not be subject to any liability nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation, diminution or requisition be deemed constructive or actual eviction. Any tax, fee or charge of municipal authorities for such vault or area shall be paid by Tenant, if used by Tenant, whether or not specifically leased hereunder.
Occupancy: 15. Tenant will not at any time use or occupy the Demised Premises in violation of the certificate of occupancy issued for the building of which the Demised Premises are a part. Tenant has inspected the premises and accepts them as is, subject to the riders annexed hereto with respect to Owner’s work, if any. In any event, Owner makes no representation as to the condition of the premises and Tenant agrees to accept the same subject to violations, whether or not of record. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business, Tenant shall be responsible for and shall procure and maintain such license or permit.
Bankruptcy: 16. (a) Anything elsewhere in this Lease to the contrary notwithstanding, this Lease may be cancelled by Owner by sending of a written notice to Tenant within a reasonable time after the happening of any one or more of the following events: (1) the commencement of a case in bankruptcy or under the laws of any state naming Tenant as the debtor; or (2) the making by Tenant of an assignment or any other arrangements for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the premises demised but shall forthwith quit and surrender the premises. If this Lease shall be assigned in accordance with its terms, the provisions of this Article 16 shall be applicable only to the party then owning Tenant’s interest in this Lease.
                            (b) It is stipulated and agreed that in the event of the termination of this Lease pursuant to (a) hereof, Owner shall forthwith, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount equal to the difference between the rental reserved hereunder for the unexpired portion of the term demised and the fair and reasonable rental value of the Demised Premises for the same period. In the computation of such damages the difference between any installment of Rent becoming due hereunder after the date of termination and the fair and reasonable rental value of the

Demised Premises for the period for which such installment was payable shall be discounted to the date of termination at the rate of four percent (4%) per annum. If such premises or any part thereof be relet by the Owner for the unexpired term of said lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be deemed to be the fair and reasonable rental value for the part or the whole of the premises so relet during the term of the reletting. Nothing herein contained shall limit or prejudice the right of the Owner to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.
Default: 17. (1) If Tenant defaults in fulfilling any of the covenants of this Lease other than the covenants for the payment of Rent or Additional Rent; or if the Demised Premises becomes vacant or deserted, “or if this Lease be rejected under §235 of Title 11 of the U.S. Code (bankruptcy code)”, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Demised Premises shall be taken or occupied by someone other than Tenant; or if Tenant shall make default with respect to any other lease between Owner and Tenant; or if Tenant shall have failed, after five (5) days written notice, to redeposit with Owner any portion of the security deposited hereunder which Owner has applied to the payment of any Rent and Additional Rent due and payable hereunder or failed to move into or take possession of the premises within fifteen (15) days after the commencement of the term of this Lease, of which fact Owner shall be the sole judge; then in any one or more of such events, upon Owner serving a written five (5) days notice upon Tenant specifying the nature of said default and upon the expiration of said five (5) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said five (5) day period, and if Tenant shall not have diligently commenced curing such default within such five (5) day period, and shall not thereafter with reasonable diligence and in good faith, proceed to remedy or cure such default, then Owner may serve a written three (3) days’ notice of cancellation of this Lease upon Tenant, and upon the expiration of said three (3) days this Lease and the term thereunder shall end and expire as fully and completely as if the expiration of such three (3) day period were the day definitely fixed for the end and expiration of this Lease and the term thereof and Tenant shall then quit and surrender the Demised Premises to Owner but Tenant shall remain liable as hereinafter provided.
                    (2) If the notice provided for in (1) hereof shall have been given, and the term shall expire as aforesaid; or if Tenant shall make default in the payment of the Rent reserved herein or any item of Additional Rent herein mentioned or any part of either or in making any other payment herein required; then and in any of such events Owner may without notice, reenter the Demised Premises either by force or otherwise and dispossess Tenant by summary proceedings or otherwise, and the legal representative of Tenant or other occupant of the Demised Premises and remove their effects and hold the premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to reenter or to institute legal proceedings to that end. If Tenant shall make default hereunder prior to the date fixed as the commencement of any renewal or extension of this Lease, Owner may cancel and terminate such renewal or extension agreement by written notice.
Remedies of Owner and Waiver Of Redemption: 18. In case of any such default, reentry, expiration and/or dispossess by summary proceedings or otherwise, (a) the Rent, and Additional Rent, shall become due thereupon and be paid up to the time of such reentry, dispossess and/or expiration, (b) Owner may relet the premises or any part or parts thereof, either in the name of Owner or otherwise, for a term or terms, which may at Owner’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent or charge a higher rental than that in this Lease, (c) Tenant or the legal representatives of Tenant shall also pay Owner as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the subsequent lease or leases of the Demised Premises for each month of the period which would otherwise have constituted the balance of the term of this Lease. The failure of Owner to relet the premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. In computing such liquidated damages there shall be added to the said deficiency such expenses as Owner may incur in connection with reletting, such as legal expenses, attorneys’ fees, brokerage, advertising and for keeping the Demised Premises in good order or for preparing the same for reletting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this Lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Owner to collect the deficiency for any subsequent month by a similar proceeding. Owner, in putting the Demised Premises in good order or preparing the same for re-rental may, at Owner’s option, make such alterations, repairs, replacements and/or decorations in the Demised Premises as Owner, in Owner’s sole judgment, considers advisable and necessary for the purpose of reletting the Demised Premises, and the making of such alterations, repairs, replacements and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Owner shall in no event be liable in any way whatsoever for failure to relet the Demised Premises, or in the event that the Demised Premises are relet, for failure to collect the rent thereof under such reletting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Owner hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Owner shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy, shall not preclude Owner from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws.
Fees and Expenses: 19. If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under or by virtue of any of the terms or provisions in any article of this Lease, then, unless otherwise provided elsewhere in this Lease, Owner may immediately or at any time thereafter and without notice perform the obligation of Tenant thereunder. If Owner, in connection with the foregoing or in connection with any default by Tenant in the covenant to pay Rent hereunder, makes any expenditures or incurs any obligations for the payment of money, including but not limited to attorney’s fees, in instituting, prosecuting or defending any action or proceedings, then Tenant will reimburse Owner for such sums so paid or obligations incurred with interest and costs. The foregoing expenses incurred by reason of Tenant’s default shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Owner within five (5) days of rendition of any bill or statement to Tenant therefor. If Tenant’s lease term shall have expired at the time of making such expenditures or incurring such obligations, such sums shall be recoverable by Owner as damages.
Building Alterations and Management: 20. Owner shall have the right at any time without the same constituting an eviction and without incurring liability to Tenant therefor to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building may be known. There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner or other Tenant making any repairs in the Building or any such alterations, additions and improvements. Furthermore, Tenant shall not have any claim against Owner by reason of Owner’s imposition of any controls of the manner of access to the Building by Tenant’s social or business visitors as the Owner may deem necessary for the security of the Building and its occupants.
No Representations by Owner: 21. Neither Owner nor Owner’s agents have made any representations or promises with respect to the physical condition of the Building, the land upon which it is erected or the Demised Premises, the rents, leases, expenses of operation or any other matter or thing affecting or related to the Demised Premises or the Building except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. Tenant has inspected the Building and the Demised Premises and is thoroughly acquainted with their condition and agrees to take the same “as is” on the date possession is tendered and acknowledges that the taking of possession of the Demised Premises by Tenant shall be conclusive evidence that the said premises and the Building of which the same form a part were in good and satisfactory condition at the time such possession was so taken, except as to latent defects. All understandings and agreements heretofore made between the parties hereto are merged in this contract, which alone fully and completely expresses the agreement between Owner and Tenant and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

End of Term: 22. Upon the expiration or other termination of the term of this Lease, Tenant shall quit and surrender to Owner the Demised Premises, broom clean, in good order and condition, ordinary wear and damages which Tenant is not required to repair as provided elsewhere in this Lease excepted, and Tenant shall remove all its property from the Demised Premises. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease. If the last day of the term of this Lease or any renewal thereof, falls on Sunday, this Lease shall expire at noon on the preceding Saturday unless it be a legal holiday in which case it shall expire at noon on the preceding business day.
Quiet Enjoyment: 23. Owner covenants and agrees with Tenant that upon Tenant paying the Rent and Additional Rent and observing and performing all the terms, covenants and conditions, on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby demised, subject, nevertheless, to the terms and conditions of this Lease including, but not limited to, Article 34 hereof and to the ground leases, underlying leases and mortgages hereinbefore mentioned.
Failure to Give Possession: 24. If Owner is unable to give possession of the Demised Premises on the date of the commencement of the term hereof, because of the holding-over or retention of possession of any tenant, undertenant or occupants or if the Demised Premises are located in a building being constructed, because such building has not been sufficiently completed to make the premises ready for occupancy or because of the fact that a certificate of occupancy has not been procured or if Owner has not completed any work required to be performed by Owner, or for any other reason, Owner shall not be subject to any liability for failure to give possession on said date and the validity of the Lease shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the term of this Lease, but the Rent payable hereunder shall be abated (provided Tenant is not responsible for Owner’s inability to obtain possession or complete any work required) until after Owner shall have given Tenant notice that the premises are substantially ready for Tenant’s occupancy. If permission is given to Tenant to enter into the possession or to occupy premises other than the Demised Premises prior to the date specified as the commencement of the term of this Lease, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants and provisions of this Lease, except as to the covenant to pay Rent. The provisions of this Article are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.
No Waiver: 25. The failure of Owner to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease or of any of the Rules or Regulations, set forth or hereafter adopted by Owner, shall not prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Owner of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach and no provision of this Lease shall be deemed to have been waived by Owner unless such waiver be in writing signed by Owner. No payment by Tenant or receipt by Owner of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided. All checks tendered to Owner as and for the rent of the Demised Premises shall be deemed payments for the account of Tenant. Acceptance by Owner of rent from anyone other than Tenant shall not be deemed to operate as an attornment to Owner by the payor of such rent or as a consent by Owner to an assignment or subletting by Tenant of the Demised Premises to such payor, or as a modification of the provisions of this Lease. No act or thing done by Owner or Owner’s agents during the term hereby demised shall be deemed an acceptance of a surrender of said premises and no agreement to accept such surrender shall be valid unless in writing signed by Owner. No employee of Owner or Owner’s agent shall have any power to accept the keys of said premises prior to the termination of the Lease and the delivery of keys to any such agent or employee shall not operate as a termination of the Lease or a surrender of the premises.
Waiver of Trial by Jury: 26. It is mutually agreed by and between Owner and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Owner and Tenant, Tenant’s use of or occupancy of said premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Owner commences any summary proceeding for possession of the premises, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding.
Inability to Perform: 27. This Lease and the obligation of Tenant to pay Rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no wise be affected, impaired or excused because Owner is unable to fulfill any of its obligations under this Lease or to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make, or is delayed in making any repair, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Owner is prevented from so doing by reason of strike or labor troubles or any cause whatsoever beyond Owner’s sole control including, but not limited to, government preemption in connection with a National Emergency or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.
Bills and Notices: 28. Except as otherwise in this Lease provided, a bill, statement, notice or communication which Owner may desire or be required to give to Tenant, shall be deemed sufficiently given or rendered if, in writing, delivered to Tenant personally or sent by registered or certified mail addressed to Tenant at the Building of which the Demised Premises form a part or at the last known residence address or business address of Tenant or left at any of the aforesaid premises addressed to Tenant, and the time of the rendition of such bill or statement and of the giving of such notice or communication shall be deemed to be the time when the same is delivered to Tenant, mailed, or left at the premises as herein provided. Any notice by Tenant to Owner must be served by registered or certified mail addressed to Owner at the address first hereinabove given or at such other address as Owner shall designate by written notice.
Water Charges: 29. If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory purposes (of which fact Tenant constitutes Owner to be the sole judge) Owner may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Owner for the cost of the meter and the cost of the installation thereof and throughout the duration of Tenant’s occupancy Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s own cost and expense in default of which Owner may cause such meter and equipment to be replaced or repaired and collect the cost thereof from Tenant, as Additional Rent. Tenant agrees to pay for water consumed, as shown on said meter at and when bills are rendered, and on default in making such payment Owner may pay such charges and collect the same from Tenant, as Additional Rent. Tenant covenants and agrees to pay, as Additional Rent, the sewer rent, charge or any other tax, rent, levy or charge which now or hereafter is assessed, imposed or a lien upon the Demised Premises or the realty of which they are part pursuant to law, order or regulation made or issued in connection with the use, consumption, maintenance or supply of water, water system or sewage or sewage connection or system. If the Building or the Demised Premises or any part thereof is supplied with water through a meter through which water is also supplied to other premises Tenant shall pay to Owner, as Additional Rent, on the first day of each month, $25.00 of the total meter charges as Tenant’s portion. Independently of and in addition to any of the remedies reserved to Owner hereinabove or elsewhere in this Lease, Owner may sue for and collect any monies to be paid by Tenant or paid by Owner for any of the reasons or purposes hereinabove set forth.
Sprinklers: 30. Anything elsewhere in this Lease to the contrary notwithstanding, if the New York Board of Fire Underwriters or the New York Fire Insurance Exchange or any bureau, department or official of the federal, state or city government recommend or require the installation of a sprinkler system or that any changes, modifications, alterations, or additional sprinkler heads or other equipment be made or supplied in an existing sprinkler system by reason of Tenant’s business, or the location of partitions, trade fixtures, or other contents of the Demised Premises, or for any other reason, or if any such sprinkler system installations, modifications, alterations, additional sprinkler heads or other such equipment, become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate set by any said Exchange or by any fire insurance company, Tenant shall, at Tenant’s expense, promptly make such sprinkler system installations, changes, modifications, alterations, and supply additional sprinkler heads or other equipment as required whether the work involved shall be structural or nonstructural in nature. Tenant shall pay to Owner as Additional Rent the sum of $25.00 on the first day of each month during the term of this Lease, as Tenant’s portion of the contract price for sprinkler supervisory service.
Elevators, Heat, Cleaning: 31. As long as Tenant is not in default under any of the covenants of this Lease Owner shall: (a) provide necessary passenger elevator facilities on business days from 8:00 AM to 6:00 PM and on Saturdays from 8:00 AM to 1:00 PM; (b) if freight elevator service is provided, same shall be provided only on regular business days Monday through Friday inclusive, and on those days only between the hours of 9:00 AM and 12:00 noon and between 1:00 PM and 5:00 PM; (c) furnish heat, water and other services supplied by Owner to the Demised Premises, when and as required by law, on business days from 8:00 AM to 6:00 PM and on Saturdays from 8:00 AM to 1:00 PM; (d) clean the public halls and public portions of the Building which are used in common by all tenants. Tenant shall, at Tenant’s expense, keep the Demised Premises, including the windows, clean and in order, to the satisfaction of Owner, and for that purpose shall employ the person or persons, or corporation approved by Owner. Tenant at Tenant’s sole cost and expense shall make arrangements directly with Owner’s designated carting company for removal from the Building of all refuse and rubbish generated by Tenant’s operations. Tenant shall enclose such refuse and rubbish in secured garbage bags and place it for collection in the freight area of the floor on which the Demised Premises is located. Owner at Owner’s sole option may at any time elect to contract for the removal of Tenant’s refuse and rubbish and bill Tenant for same as Additional Rent. Owner reserves the right to stop service of the heating, elevator, plumbing and electric systems, when necessary, by reason of accident, of emergency, or for repairs, alterations, replacements or improvements, in the judgment of Owner desirable or necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed. If the Building of which the Demised Premises are a part supplies manually operated elevator service, Owner may proceed with alterations necessary to substitute automatic control elevator service upon ten (10) day written notice to Tenant without in any way affecting the obligations of Tenant hereunder, provided that the same shall be done with the minimum amount of inconvenience to Tenant, and Owner pursues with due diligence the completion of the alterations.
Security: 32. Security shall at all times be equal to no less than two months Fixed and Additional Rent. Tenant has deposited with Owner the sum of $10,998.66 as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease; it is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Rent and Additional Rent, Owner may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Rent and Additional Rent or any other sum as to which Tenant is in default or for any sum which Owner may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease, including but not limited to, any damages or deficiency in the reletting of the premises, whether such damages or deficiency accrued before or after summary proceedings or other reentry by Owner. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Tenant after the date fixed as the end of the Lease and after delivery of entire possession of the Demised Premises to Owner. In the event of a sale of the land and Building or leasing of the Building, of which the Demised Premises form a part, Owner shall have the right to transfer the security to the vendee or lessee and Owner shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look to the new Owner solely for the return of said security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Owner. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Owner nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.
Captions: 33. The Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.
Definitions: 34. The term “Owner” as used in this Lease means only the owner of the fee or of the leasehold of the Building, or the mortgagee in possession, for the time being of the land and Building (or the owner of a lease of the building or of the land and building) of which the Demised Premises form a part, so that in the event of any sale or sales of said land and Building or of said Lease, or in the event of a lease of said Building, or of the land and Building, the said Owner shall be and hereby is entirely freed and relieved of all covenants and obligations of Owner hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale, or the said lessee of the Building, or of the land and Building, that the purchaser or the lessee of the Building has assumed and agreed to carry out any and all covenants and obligations of Owner hereunder. The words “reenter” and “reentry” as used in this Lease are not restricted to their technical legal meaning. The term “Rent” (or “Fixed Rent” or “rent”) includes the annual rental rate whether so expressed or expressed in monthly installments, and “Additional Rent” (or “additional rent”). “Additional Rent” means all sums which shall be due to new Owner from Tenant under this Lease, in addition to the annual rental rate. The term “business days” as used in this Lease, shall exclude Saturdays (except such portion thereof as it is covered by specific hours in Article 31 hereof), Sundays and all days observed by the State or Federal Government as legal holidays and those designated as holidays by the applicable building service union employees service contract or by the applicable Operating Engineers contract with regard to HVAC service.
Adjacent Excavation, Shoring: 35. If an excavation shall be made upon land adjacent to the Demised Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Demised Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the Building of which the Demised Premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Owner, or diminution or abatement of Rent.
Rules and Regulations: 36. Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe faithfully, and comply strictly with, the Rules and Regulations annexed hereto and such other and further reasonable Rules and Regulations as Owner or Owner’s agents may from time to time adopt. Notice of any additional rules or regulations shall be given in such manner as Owner may elect. In case Tenant disputes the reasonableness of any additional Rule or Regulation hereafter made or adopted by Owner or Owner’s agents, the parties hereto agree to submit the question of the reasonableness of such Rule or Regulation for decision to the New York office of the American Arbitration Association, whose determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional Rule or Regulation upon Tenant’s part shall be deemed waived unless the same shall be asserted by service of a notice in writing upon Owner within ten (10) days after the giving of notice thereof. Nothing in this Lease contained shall be construed to impose upon Owner any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant and Owner shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.
Glass: 37. Owner shall replace, at the expense of the Tenant, any and all plate and other glass damaged or broken from any cause whatsoever in and about the Demised Premises. Owner may insure, and keep insured, at Tenant’s expense, all plate and other glass in the Demised Premises for and in the name of Owner. Bills for the premiums therefor shall be rendered by Owner to Tenant at such times as Owner may elect, and shall be due from, and payable by, Tenant when rendered, and the amount thereof shall be deemed to be, and be paid, as Additional Rent.
Estoppel Certificate: 38. Tenant, at any time, and from time to time, upon at least ten (10) days prior notice by Owner, shall execute, acknowledge and deliver to Owner, and/or to any other person, firm or corporation specified by Owner, a statement certifying that this Lease is unmodified in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the Rent and Additional Rent have been paid, and stating whether or not there exists any default by Owner under this Lease, and, if so, specifying each such default.
Directory Board Listing: 39. If, at the request of and as an accommodation to Tenant, Owner shall place upon the directory board in the lobby of the Building, one or more names of persons other than Tenant, such directory board listing shall not be construed as the consent by Owner to an assignment or subletting by Tenant to such person or persons.

Successors and Assigns: 40. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Owner and Tenant and their respective heirs, distributees, executors, administrators, successors, and except as otherwise provided in this Lease, their assigns.
In Witness Whereof, Owner and Tenant have respectively signed and sealed this Lease as of the day and year first above written.

/s/ Steven Albert
FIFTH AVENUE PARTNERS, L.P.
By Steven Albert, General Partner

/s/ John M. Torrens
INTERACTIVE THERAPY GROUP, INC.
By John M. Torrens, President Date:
Date: April 13, 2005

RIDER OF AGREEMENT OF LEASE (“LEASE”)
MADE AS OF APRIL 13TH, 2005
BY AND BETWEEN
FIFTH AVENUE PARTNERS, L.P., AS OWNER
AND
INTERACTIVE THERAPY GROUP, INC., AS TENANT
THIS RIDER IS INTENDED TO BE AFFIXED TO THE LEASE. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PROVISIONS OF THIS RIDER AND THE PRINTED PORTION OF THE LEASE, THE PROVISIONS OF THIS RIDER SHALL CONTROL.
ARTICLE 41 — FIXED RENT AND ADDITIONAL RENT
          Tenant shall pay to Owner Fixed Rent during the first twelve (12) months of the term an amount of $64,792.00 per year, payable in equal monthly installments of $5,399.33 in advance on the first business day of each and every calendar month.
          For the purpose of this lease the Fixed Rent shall be as follows, payable in equal monthly installments:
May 1st, 2005 until April 30th, 2006 — $64,792.00
May 1st, 2006 until April 30th, 2007 — $66,735.76
May 1st, 2007 until April 30th, 2008 — $68,737.83
May 1st, 2008 until April 30th, 2009 — $70,799.96
May 1st, 2009 until April 30th, 2010 — $72,923.95
May 1st, 2010 until June 30th, 2010 — $12,518.61
          Provided no default exists under this Lease, Fixed Rent for the month of May 2005 shall be reduced to 0 to give effect to the fact a full month’s rent was received by the Owner at the signing of this Lease. Fixed Rent for the months of June 2005 and July 2005 shall be further reduced to 0 to give effect to a Rent Abatement. No part of the Rent Abatement shall be granted unless no default exists under the Lease.
ARTICLE 42 — NOTICES
          Any notice, request, consent, approval, demand or other communication permitted or required to be given pursuant to the terms, covenants and conditions of this Lease, or pursuant to any law or governmental regulation (collectively, “Notices”), shall be in writing and, unless otherwise required by such law or regulation, shall be sent by registered or certified mail, return receipt requested, to the parties at the addresses set forth in this Lease.
ARTICLE 43 — EXCULPATION
          If Owner or any successor in interest is an individual, joint venture, tenancy-in-common, general or limited partnership, unincorporated association or other unincorporated aggregate of individuals (collectively, “unincorporated Owner”) and shall at any time have any liability under, pursuant to or in connection with this Lease, neither Tenant nor any other party shall seek any personal or money judgment against unincorporated Owner or in any other way under or pursuant to this Lease. Any attempt by Tenant or others to seek any such personal liability or monetary obligation shall, in addition to and not in limitation of unincorporated Owner’s other rights, powers, privileges and remedies under this Lease, immediately vest unincorporated Owner with the unconditional right to cancel this Lease on three (3) days’ notice to Tenant.
ARTICLE 44 — BROKER
          Tenant represents and warrants that it has not dealt with any broker or brokers other than OLMSTEAD PROPERTIES INC. and HUDSON REALTY ENTERPRISES, LTD. in the negotiation of this Lease. Tenant shall indemnify and hold Owner harmless from and against any and all loss, liability, claims or expenses (including, without limitation, attorneys’ fees) that Owner may incur by reason of the breach of the foregoing representation or by reason of the claims of any brokers in connection with this transaction or arising out of any assignment of this Lease or sublease of all or a part of the Demised Premises by Tenant.
ARTICLE 45 — LATE CHARGES
          If Tenant fails to pay any installment of Fixed Rent or Additional Rent by the fifth (5th) day of each month, Tenant shall be required to pay a late charge of eight (8) cents for each dollar unpaid. Such charge is to be computed retroactively to the date on which Fixed Rent or Additional Rent became due and payable. The late charge is intended to compensate Owner for additional expenses incurred in processing such late payments and is not intended to prevent Owner from exercising any other available remedies against Tenant.
ARTICLE 46 — TENANT COVENANTS
          46.1 Tenant shall not make any claim against Owner for any injury or damage to Tenant or to any other person or for any damage (by water, malicious mischief or otherwise) to, or loss of, or loss of use of (by theft, mysterious disappearance or otherwise) any property of Tenant or of any other person, or property irrespective of the cause of such injury, damage or loss, unless caused by the negligence of Owner, its agents, servants or employees in connection with the operation or maintenance of the Demised Premises or the Building. No property other than such as might normally be brought upon or kept in the Demised Premises as an incident to the reasonable use of the Demised Premises for the purposes herein specified shall be brought upon or kept in the Demised Premises.
       46.2 Tenant shall, at its sole cost and expense:
          46.2.1 Maintain the Demised Premises in a clean and sanitary manner. If tenant uses a cleaning service in the evening after 6:00 PM or on weekends, that service shall be an approved service designated by the Owner and used substantially in the Building.
          46.2.2 Remove all rubbish and other debris from the Demised Premises to such locations in the Building as may be reasonably specified by Owner from time to time and under conditions approved by Owner.
          46.2.3 If necessary, obtain and maintain a service contract (or contracts) with a person or company reasonably acceptable to Owner for the extermination of vermin, rats, mice, flies and other insects in the Demised Premises, and use all reasonable diligence in accordance with the best prevailing methods for doing so in the Borough of Manhattan to prevent and exterminate vermin, rats, mice, flies and other insects in, on or about the Demised Premises.
       46.3 Obtain and maintain an annual service contract for the air conditioning unit(s), if any, within the Demised Premises, and pay directly for individual repairs not covered by said contract. In addition, Tenant agrees to obtain and pay directly for any and all permits and/or licenses associated with the operation of the air conditioning unit(s).
          Unless specified or defined in this Lease or otherwise agreed upon between Owner and Tenant, any and all air conditioning equipment existing or installed by either Owner or Tenant in the Demised Premises at the time or during the term of this Lease shall remain in the Demised Premises and shall be considered leasehold improvements at the expiration of this Lease or upon vacating of the Demised Premises by Tenant, either willfully or under any other terms or conditions of this Lease.
          46.4 Tenant shall, at its sole cost and expense, place and maintain machines and mechanical equipment located in the Demised Premises that cause noise or vibration that may be transmitted to the structure of the Building (to such a degree as to be reasonably objectionable to Owner or any occupant of the Building) in settings of cork, rubber or spring type vibration eliminators sufficient to eliminate noise or vibration.
          46.5 Tenant shall not permit any cooking on the Demised Premises, whether hot or cold, except that a microwave, coffeemaker and small refrigerator for use by Tenant’s employees shall be permitted.
          46.6 Tenant has inspected the Demised Premises and agrees to take them as they are in “as is” condition, and agrees to bear all expenses of making nonstructural repairs to the Demised Premises, including without limitation, plumbing, electrical work, fixtures and all interior repairs, in a manner consistent with section 3.

          46.7 Tenant agrees that it shall not permit its employees and/or visitors to congregate in the Building lobby, the public corridors or in front of the Building. Tenant expressly agrees that any violation of this Article shall constitute a material default under this Lease.
          46.8 Tenant shall not bring any pets into the Demised Premises or permit any pets to be brought into or kept within the Demised Premises.
ARTICLE 47 — INSURANCE
          Tenant shall, at its sole cost and expense, obtain and at all times during the Term maintain with responsible insurance carriers acceptable to Owner licensed to do business in the State of New York, insurance covering the Demised Premises for the mutual benefit of Owner and Tenant as follows:
          47.1 Fire Insurance with broad form extended coverage endorsement from time to time available, for an amount not less than the full replacement value of Tenant’s Improvements and Tenant’s personal property located in the Demised Premises. “Full replacement value” shall be determined at the request of Owner by an architect, appraiser, appraisal company or one of the insurer’s selected by Owner and paid for by Tenant, but such determination shall not be required to be made more frequently than once every two (2) years. No omission on the part of Owner to request any such determination shall relieve Tenant of any of its obligations under this Article.
          47.2 Comprehensive General Liability Insurance, with such limits as may be reasonably requested by Owner from time to time, but not less than a combined single limit of $1,500,000.00.
          47.3 All required insurance policies shall name Owner as an additional insured or loss payee, as the case may be, and shall include a provision that they shall not be canceled without thirty (30) days’ prior written notice to Owner. Tenant shall deliver copies of all required insurance policies or certificates evidencing such coverage prior to the Commencement Date and renewal policies prior to the expiration of the existing policies together with evidence of the payment of premiums therefor.
          47.4 Tenant shall pay to Owner as Additional Rent an amount equal to any additional insurance premium charged to Owner by Owner’s insurers as a direct or indirect result of Tenant’s tenancy in the Building.
          47.5 Tenant can only deliver to or remove from the Demised Premises any freight, furniture, business equipment, merchandise and bulky matter of any description, on the freight elevators and/or through the service entrances and corridors of the Building and only during the hours and in the manner approved by Owner from time to time. Tenant can only be permitted to deliver to or remove from the Demised Premises any of the items described in this article after Tenant has given Owner three (3) days prior written notice of Tenant’s intention to make such delivery or removal, and provides Owner with written evidence that such delivery or removal is being made by an individual or an entity who possesses general liability and workers compensation insurance or other insurance as may be required by Owner in an amount which Owner deems to be sufficient.
ARTICLE 48 — ADDITIONAL REMEDIES
          48.1 If the Term shall terminate pursuant to Article 17 or otherwise, then:
          48.1.1 Tenant shall pay to Owner all Fixed Rent and Additional Rent required to be paid by Tenant to the date upon which the Term shall have terminated or to the date of re-entry upon the Demised Premises by Owner, as the case may be;
          48.1.2 Owner shall be entitled to retain all moneys, if any, paid by Tenant to Owner, whether as advance Rent, security or otherwise;
          48.1.3 Tenant shall be liable for and shall pay to Owner, as damages, any deficiency between the Fixed Rent and Additional Rent payable for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent to be the same as was payable for the twelve (12) month period immediately preceding such termination or re-entry) and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of this Article for any part of such period (first deducting from the rents collected under any such reletting all of Owner’s expenses in connection with the termination of this Lease or Owner’s re-entry upon the Demised Premises and, in connection with such reletting, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, alteration costs and other expenses); and
          48.1.4 Any such deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for the payment of installments of Fixed Rent. Owner shall be entitled to recover from Tenant each monthly deficiency as the same shall arise and no suit to collect the amount of the deficiency for any month shall prejudice Owner’s right to collect the deficiency for any subsequent month by a similar proceeding. Alternatively, a suit or suits for the recovery of such deficiencies may be brought by Owner from time to time at its election.
          48.1.5 Notwithstanding anything herein to the contrary, the premises herein mentioned are demised for the whole term with a whole amount of the Rent herein reserved due and payable at the time of the making of this Lease, and the payment of rent in installments as above provided is for the convenience of Tenant only, and if in default of any installment of Rent, then the whole of the Rent reserved for the whole of the period then remaining unpaid, shall at the Owner’s option at once become due and payable without notice or demand.
ARTICLE 49 — CERTIFICATES BY TENANTS
          At any time and from time to time, Tenant, for the benefit of Owner and the lessor under any ground lease or underlying lease or the holder of any leasehold mortgage affecting any ground lease or underlying lease, or of any fee mortgage covering the land or the land and Building containing the Demised Premises, on at least five (5) days prior written request by Owner, will deliver to Owner a statement certifying that this Lease is not modified and is in full force and effect (or if there shall have been modifications, the same is in full force and effect as modified, and stating the modifications), the commencement and expiration dates hereof, the dates to which the Fixed Rent, Additional Rent and other charges have been paid, and whether or not, to the best knowledge of the signer of such statement, there are any then existing defaults on the part of either Owner or Tenant in the performance of the terms, covenants and conditions of this Lease, and if so, specifying the default of which the signer of such statement has knowledge.
          Owner shall from time to time provide upon ten (10) days prior written request by Tenant a statement certifying as to status of Rent and Additional Rent payments due under this Lease and/or that the Lease has not been modified and remains in full force and effect.
ARTICLE 50 — LEGAL REQUIREMENTS
          If at any time during the term of this Lease, the fire safety law requirements of the City of New York pursuant to Local Law #5 of 1973 or otherwise (“Fire Requirements”), masonry or exterior wall requirements of the City of New York pursuant to Local Law #10 of 1980 or otherwise (“Masonry Requirements”) or life safety requirements of the City of New York pursuant to Local Law #16 of 1984 or otherwise (“Safety Requirements”) or any other laws or requirements of the City of New York or any agency having jurisdiction (“Other Requirements”) impose any obligations or requirements upon Owner to perform any alteration, changes, installations or improvements (collectively “changes”) to the Building hereof and/or the Demised Premises, then Tenant shall pay to Owner as Additional Rent two point five (2.5%) percent (“Tenant’s Payment”) of all costs and expenses incurred by Owner in complying with such Fire Requirements, Masonry Requirements, Safety Requirements or Other Requirements. Tenant’s Payment shall be due and payable to Owner within thirty (30) days after rendition of a bill therefor, accompanied by a statement setting forth the changes performed by Owner. The obligation of Tenant in respect of such Additional Rent shall survive the expiration of this Lease. Notwithstanding anything to the contrary in this Paragraph, should Tenant’s use, occupancy, or installation require specific compliance under such Requirements above, then Tenant shall be responsible for 100% of the cost of said charges.
ARTICLE 51 — ALTERATIONS
          Anything in Article 3 to the contrary notwithstanding, Owner shall not unreasonably withhold or delay approval of written requests of Tenant to make non-structural interior alterations, decorations, additions and improvements (herein referred to as “alterations”) in the Demised Premises, provided that such alterations do not affect utility services or plumbing and electrical lines or other systems of the Building, and provided that all such alterations shall be performed in accordance with the following conditions:
          51.1 All such alterations shall be performed in accordance with architect’s plans and specifications first submitted to Owner for its prior written approval.
          51.2 All alterations shall be performed in a good and workmanlike manner, in compliance with all other applicable provisions of this Lease and with all governmental authorities having jurisdiction, and Tenant shall, prior to the commencement of any such alterations, at its sole cost and expense obtain and exhibit to Owner any governmental permit required in connection with such alterations.
          51.3 All work in connection with alterations shall be performed with union labor having the proper jurisdictional qualifications.
          51.4 Tenant shall keep the Building and the Demised Premises free and clear of all liens for any work or material claimed to have been furnished to or for Tenant or to the Demised Premises.
          51.5 Prior to the commencement of any work by or for Tenant, Tenant shall furnish to Owner certificates of insurance evidencing the existence of the following insurance:
          51.5.1 Worker’s compensation insurance covering all persons employed for such work and with respect to whom death or bodily injury claims could be asserted against Owner, Tenant or the Demised Premises;
          51.5.2 General liability insurance naming Owner, its designees, and Tenant as additional insured, with limits of not less than $1,000,000 in the event of bodily injury to one person and not less than $1,000,000, in the event of bodily injury to any number of persons in any one occurrence, and with limits of not less than $500,000 for property damage. Tenant at its sole cost and expense shall cause all such insurance to be maintained at all times when work to be performed for or by Tenant is in progress. All such insurance shall be issued by a company authorized to do business in New York and all policies or certificates therefor, issued by the insurer and bearing notations evidencing the payment of premiums, shall be delivered to Owner.
          51.6 All work to be performed by Tenant shall be done in a manner which will not unreasonably interfere with or disturb other tenants and occupants of the Building.
          51.7 Any alterations to be made by Tenant (other than plumbing and electrical work) may be performed by any reputable contractor or mechanic (collectively, “Contractor”) selected by Tenant and approved by Owner, which approval Owner agrees it will not unreasonably withhold or delay, provided the Contractor’s performance of the alterations would not result in any labor discord in the Building.
          51.8 Tenant may not, at any time during the Term, remove any alterations made by Tenant, without the written approval of Owner.
          51.9 Any restoration or repair which Tenant is required to make (whether structural or non-structural) shall be of a quality or class equal to the then Building Standard.
          51.10 Tenant shall pay to Owner the sum of Two Hundred Fifty Dollars ($250.00) in connection with any Tenant’s changes or alterations, which must be approved by Owner in accordance with the terms of this Article.
          51.11 The time during which Owner may make Owner’s elections pursuant to Article 3 hereof shall be extended to include a period commencing thirty (30) days prior to the expiration or other termination of this Lease or any renewal or extension thereof and terminating ninety (90) days thereafter. Tenant agrees that Owner’s rights hereunder shall survive the expiration of this Lease or any renewal or extension thereof.
          51.12 Nothing in this Lease shall be construed in any way as constituting the permission, consent or request of Owner, express or implied, through act or omission, to act by inference or otherwise, to any contractor, subcontractor, laborer, or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, installation, addition, decoration, alteration, or repair of the Demised Premises or as giving Tenant the right, power, or authority to contract for or permit the rendering of any service or the furnishing of any material that would give rise to the filing of any mechanic’s lien against the fee of the Demised Premises.
ARTICLE 52 — CONTRACTORS
          When in this Lease the Tenant shall take or be required to take any action which may affect or alter the plumbing or electrical facilities or services furnished by Owner in the Building, the Demised Premises, or any portion thereof, Tenant shall only be entitled to have such work performed by the building contractor designated from time to time by Owner, in its sole and absolute discretion, to perform such alteration. Owner shall not be required to permit and Tenant shall not be entitled to use any contractors not designated as Owner’s selected contractors, provided, however, that such contractors’ bids do not exceed by more than 15% the bids for work of comparable quality, workmanship and specifications for performing such alterations submitted by Tenant’s contractors. If Tenant’s contractor’s bids are more than 15% below the bids of Owner’s contractors, Owner agrees not to unreasonably withhold or delay approval of Tenant’s performance of such alteration. Notwithstanding the foregoing, Tenant’s contractors must be properly licensed.
ARTICLE 53 — TENANT’S CONDEMNATION CLAIM
          Notwithstanding anything in Article 10 to the contrary, Tenant shall have the right to make a claim against the condemning authority for the value of its trade fixtures and business machines and equipment taken in a condemnation, and for reimbursement of its resultant moving expenses.
ARTICLE 54 — ACCESS TO THE DEMISED PREMISES
          Supplementing the provisions of Article 13, Owner’s right to enter the Demised Premises and its access thereto to make repairs and alterations and to erect and maintain pipes and conduits (except in the event of an emergency, in which event that right shall be unrestricted) shall be subject to the following conditions:
          54.1 Owner shall give Tenant reasonable notice of proposed entry or access;
          54.2 Owner shall not be obligated to perform work other than during normal business hours.
ARTICLE 55 — SQUARE FOOTAGE
          Tenant acknowledges that no representations have been made by the Owner as to the amount of square footage in the Demised Premises, irrespective of any reference in this Lease to square footage for any computation. The Tenant has inspected the Demised Premises and relies upon its own judgment in computing the square footage.
ARTICLE 56 — PLATE GLASS
          Tenant at its own cost and expense shall replace all damaged or broken plate glass or other windows in or about the Demised Premises.
ARTICLE 57 — ADDITIONAL RENT
          All payments other than the Fixed Rent to be made by Tenant pursuant to this Lease shall be deemed Additional Rent and, in the event of any non-payment, Owner shall have all rights and remedies provided for herein or by law for non-payment of Rent.
ARTICLE 58 — CONDITIONAL LIMITATION
          If Tenant defaults in the payment of Fixed or Additional Rent, or in making any other payment required for a total of two (2) months, whether or not consecutive, in any twelve (12) month period, and Owner shall have served upon Tenant a petition and notice of petition to dispossess Tenant by summary proceedings for any one or both of those months, then, notwithstanding that those defaults shall have been cured prior to the entry of a judgment against Tenant, any further similar default shall be deemed to be deliberate and Owner may require Tenant to deposit two additional months security deposit, and/or at Owner’s option Owner may serve a written three (3) days’ notice of cancellation of this Lease upon the Tenant, and upon the expiration of that three (3) days, whether or not Tenant has paid its Rent within that period, this Lease shall end and expire as fully and completely as if the expiration of such three (3) day period was the day herein definitely fixed for the end and expiration of this Lease and the Term, and Tenant shall remain liable as elsewhere provided in the Lease.
ARTICLE 59 — UTILITY INCREASE
Intentionally Omitted
ARTICLE 60 — GAS AND WATER
          Tenant shall make its own arrangements with the public utility company or companies or such New York City agencies servicing the Demised Premises for the furnishing of and payment of charges for gas and water. In no event shall Owner be responsible for charges for any such service. If gas or water is used in the Demised Premises, Tenant covenants to install the appropriate gas cutoff devices (manual and automatic) and meters for each service at Tenant’s own cost and expense. Anything to the contrary in Article 29 of this Lease notwithstanding, water charges contained in Article 29 of this Lease are for the use of existing lavatories and Tenant must install a meter for any other use of water in or about the Demised Premises.
ARTICLE 61 — NOISE
          Tenant shall not permit noise to emanate from the Demised Premises at a sound level which shall in any way disturb other tenants of the Building, or at a level that exceeds the level of sound emanating from other floors of the Building. This Article shall directly bind any successors in interest to Tenant. Tenant agrees that if at any time Tenant violates any of the provisions of this Article, such violation shall be deemed a breach of a substantial obligation of the terms of this Lease.
ARTICLE 62 — PORNOGRAPHY
          Tenant agrees that the value of the Demised Premises will be substantially diminished and the reputation of Owner and the partners of the Owner will be seriously injured if the premises are used for any obscene or pornographic purposes or any sort of commercial sex establishment. Tenant agrees that Tenant will not bring or permit any obscene or pornographic material on the premises, and shall not conduct or permit any obscene, nude or semi-nude live performances on the premises, nor permit use of the premises for nude modeling, rap sessions, or as a massage parlor. Tenant also agrees that it will not permit the production or processing of any videotape, film or photograph on the premises which depicts explicit sexual acts. Tenant agrees further that it will not permit any of the herein mentioned uses by any sublessee or assignee of the premises. This Paragraph shall bind successors in interest to Tenant. Tenant agrees that any violation of the term of this Paragraph shall be deemed a breach of a substantial obligation of Tenant under this Lease. Pornographic material, for purposes of this Paragraph, is defined as any written or pictorial matter with prurient appeal or any object or instrument primarily used for lewd or prurient sexual activity.
ARTICLE 63 — ODORS
          Tenant shall not cause or permit any unusual or objectionable odors, by-products or waste material to emanate from the Demised Premises. Tenant covenants that it will hold Owner harmless against all claims, damages or causes of action for damages arising after the commencement of the term of this Lease and will indemnify the Owner from any suits, orders or decrees and judgments entered therein, brought on account of any such emanation from the Demised Premises of unusual or objectionable odors, by-products or waste material. Tenant covenants to pay any attorney’s fees and other legal expenses incurred by Owner in connection with any claim or suit as described in this Paragraph.

ARTICLE 64 — OWNER’S COSTS BY TENANT’S DEFAULTS
          If Owner, as a result of a default by Tenant of any of the provisions of this Lease, including the covenants to pay Rent and/or Additional Rent, makes any expenditure or incurs any obligations for the payment of money, including but not limited to attorney’s fees, in instituting, prosecuting or defending any action or proceeding, such sums so paid or obligations so incurred with interest and costs shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Owner within five (5) days of rendition of any bill or statement to Tenant therefor, and if any expenditure is incurred in collecting such obligations, such sum shall be recoverable by Owner as additional damages.
ARTICLE 65 — HOLDING OVER
          If Tenant holds over in possession after the expiration or sooner termination of the original term or of any extended term of this Lease, such holding over shall not be deemed to extend the term or renew the Lease, but such holding over thereafter shall continue upon the covenants and conditions herein set forth, except that the charge for use and occupancy of such holding over, for each calendar month or part thereof (even if such part shall be a small fraction of a calendar month), shall be the sum of:
          65.1 One-twelfth (1/12) of the highest annual Rent rate set forth on Page One of this Lease, times two point five (2.5), plus
          65.2 One-twelfth (1/12) of annual Additional Rent, which annual Additional Rent would have been payable pursuant to this Lease had this Lease not expired, plus
          65.3 Those other items of Additional Rent (not annual Additional Rent) which would have been payable monthly pursuant to this Lease had this Lease not expired, which total sum Tenant agrees to pay to Owner promptly upon demand, in full, without set-off or deduction. Neither the billing nor the collection of use and occupancy charges shall be deemed a waiver of any right of Owner to collect damages for Tenant’s failure to vacate the Demised Premises after the expiration or sooner termination of this Lease. The aforesaid provisions of this Article shall survive the expiration of this Lease.
ARTICLE 66 — DEPOSIT OF CHECKS
          Owner’s deposit of any checks delivered by Tenant simultaneously with Tenant’s execution and delivery of this Lease shall not constitute Owner’s execution and delivery of this Lease.
ARTICLE 67 — PARTIAL PAYMENT
          If Owner receives from Tenant any payment (“Partial Payment”) of less than the sum of the Fixed Rent, Additional Rent and other charges then due and owing pursuant to the terms of this Lease, Owner in its sole discretion may allocate such Partial Payment in whole or in part to any Fixed annual Rent, any annual Rent and/or any other charges, or to any combination thereof.
ARTICLE 68 — PORTERS WAGE RATE
Intentionally Omitted
ARTICLE 69 – SUBLEASING AND ASSIGNMENT
          Tenant may sublet all or a portion of the Demised Premises or assign this Lease with Owner’s prior written consent which shall not be unreasonably withheld, provided that:
          (a) Tenant shall furnish Owner with the name and business address of the proposed subtenant or assignee, a counterpart of the proposed sublease or assignment agreement, and satisfactory information with respect to the nature and character of the business of the proposed subtenant or assignee, together with current financial information and references reasonably satisfactory to Owner.

          (b) In the reasonable judgment of Owner the proposed subtenant or assignee is financially responsible with respect to its proposed obligations under the proposed agreement and is of a character engaged in a business which is in keeping with the standards of the Building and the floor or floors in which the Demised Premises are located.
          (c) An executed duplicate original in a form satisfactory to Owner for review by Owner’s counsel of such sublease or assignment agreement shall be delivered to Owner at least five (5) days prior to the effective date thereof. In the event of any assignment, Tenant will deliver to Owner at least five (5) days prior to the effective date thereof, an assumption agreement wherein the assignee agrees to assume all of the terms, covenants and conditions of this Lease to be performed by Tenant hereunder and which provides that Tenant named herein and such assignee shall after the effective date of such assignment be jointly and severally liable for the performance of all of the terms, covenants and conditions of this Lease.
          (d) Tenant, at Tenant’s expense, shall provide and permit reasonably appropriate means of ingress to and egress from space sublet by Tenant.
          (e) Except for any subletting or assignment by Tenant to Owner, each subletting or assignment shall be subject to all the covenants, agreements, terms, provisions and conditions contained in this Lease.
          (f) Tenant covenants and agrees that notwithstanding any subletting or assignment to Owner, or to any other subtenant or assignee, and/or acceptance of Rent or Additional Rent by Owner from any subtenant or assignee, Tenant shall and will remain fully liable for the payment of the annual Rent and Additional Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of the Tenant to be performed.
          (g) Tenant further agrees that it shall not at any time publicly advertise at a rental rate less than the Fixed annual Rent plus any Additional Rent then payable hereunder, for assignment or sublease of all of the space demised herein, or for sublease of any portion of the space demised herein, but nothing herein contained shall be deemed to be Owner’s consent to any assignment or subletting.
          (h) Notwithstanding anything contained herein to the contrary, Tenant shall have no right to assign this Lease or to sublet the whole of the Demised Premises prior to or during the initial six (6) months following the Commencement Date hereof.
          (i) Tenant shall have no right to assign this Lease or sublet the whole or any part of the Demised Premises to any party who is dealing with or has dealt with Owner or Owner’s agent with respect to space then still available for rent in the Building within the 12 months immediately preceding Owner’s receipt of Tenant’s notice pursuant to item II of this Article.
          (j) Such subletting or assignment shall not cause Owner any cost.
          (k) Tenant shall have complied and shall comply with each of the provisions in this Article and Owner shall not have made any election as provided in item II hereof.
II
          If Tenant shall desire to sublet all or a portion of the Demised Premises or to assign this Lease, Tenant shall send to Owner a written notice by registered or certified mail at least ninety (90) days prior to the date such assignment or subletting is to commence stating (w) that the intention is to assign the Lease, (x) the portion of the premises that the Tenant desires to sublet, and if the portion intended to be sublet shall be less than the entire Demised Premises and other than an entire floor or multiple thereof, such notice shall be accompanied by a reasonably accurate floor plan of the premises to be sublet, (y) the term of such proposed subletting and (z) the proposed commencement date of such subletting or assignment.
          (a) If Tenant desires to sublet all of the Demised Premises or to assign this Lease, then within sixty (60) days after receipt of the aforesaid notice Owner may notify Tenant that Owner elects (1) to cancel this

Lease, in which event such cancellation shall become effective on the date set forth pursuant to (z) above and this Lease shall thereupon terminate on said date with the same force and effect as if said date were the expiration date of this Lease: or (2) to require Tenant to assign this Lease to Owner effective from the date set forth pursuant to (z) above. In either event Tenant shall be obligated to surrender possession of the Demised Premises in the same condition as Tenant is obliged to surrender possession at the end of the term as provided in this Lease. Such assignment to Owner shall provide that the parties to such assignment expressly negate any intention that any estate created under such assignment be merged with any other estate held by either of said parties.
          (b) If Tenant desires to sublet less than all of the Demised Premises then within sixty (60) days after receipt of the aforesaid notice, Owner may notify Tenant that Owner elects to require Tenant to sublease to Owner as subtenant of Tenant, the portion of the Demised Premises that Tenant had specified in its notice to Owner, for the term, and from the commencement date specified in said notice. The annual Rent and Additional Rent which Owner shall pay to Tenant shall be a pro rata apportionment of the annual Rent and Additional Rent payable hereunder, and it is hereby expressly agreed that such sublease to Owner shall be upon all the covenants, agreements, terms, provisions and conditions contained in this Lease except for such thereof which are inapplicable, and such sublease shall give Owner the unqualified and unrestricted right without Tenant’s permission to assign such sublease or any interest therein and/or to sublet the space covered by such sublease or any part or parts of such space and to make or cause to have made or permit to be made any and all changes, alterations, decorations, additions, and improvements in the space covered by such sublease, and that such may be removed, in whole or part, at Owner’s option, prior to or upon the expiration or other termination of such sublease, provided that any damages or injury caused by such removal shall be repaired. Such sublease to Owner shall also provide that the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties.
          (c) Tenant covenants and agrees that any such assignment or subletting to Owner or further assignment or subletting by Owner or Owner’s assignee or sublessee may be for any purpose or purposes that Owner, in Owner’s uncontrolled discretion, shall deem suitable or appropriate.
          (d) If Owner should fail to exercise any of the elections granted to it pursuant to the provisions of sub-paragraphs “(a)” or “(b)” of Item II of this Article and if Tenant should sublet all or a portion of the Demised Premises for a rental in excess of the sum of annual Rent stipulated herein and Additional Rent arising hereunder, then Tenant shall pay to Owner as Additional Rent 50% of such excess amount. In computing such excess amount appropriate pro-rata adjustments shall be made with respect to a subletting of less than all of the Demised Premises.
          (e) Tenant hereby waives any claim against Owner for money damages which it may have based upon any assertion that Owner has unreasonably withheld or unreasonably delayed any consent to an assignment or a subletting pursuant to this Article. Tenant agrees that its sole remedy shall be an action or proceeding to enforce such provision or for specific performance.
          (f) For the purposes of this Article, assignment and subletting shall include any sale, exchange or disposition of more than fifty percent (50%) of seller’s shares, partnership or ownership interests or any change of more than fifty percent (50%) of ownership, if Tenant is not an individual.
          (g) If this Lease is assigned, sublet or if the Demised Premises or any part thereof be underlet or occupied by any party other than Tenant without Owner’s written permission, Owner may, in addition to any other remedy provided to Owner under this Lease or by law, after default by Tenant, collect Rent from the assignee, sublessee, undertenant or occupant, and apply the net amount collected to the Rent herein reserved. No assignment, subletting, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, sublessee, undertenant or occupant as Tenant, or a release of Tenant from the further performance by or enforcement upon Tenant of covenants herein contained, and shall not prevent Owner from commencing an action or proceeding to terminate the prime Tenant’s Lease and evict the prime Tenant from the subject premises. Such a termination and eviction action or proceeding shall be based upon the illegal assignment, subletting or occupancy by someone other than the Tenant. The acceptance of Rent or other payments to Owner from the assignee, sublessee, undertenant or occupant shall not in any way be construed to relieve Tenant from obtaining the express written consent of Owner for such assignment, sublet or underletting and shall in no way be construed as acceptance and/or acknowledgment of such action or person, nor shall it confer any rights upon such person.

          (h) Notwithstanding anything herein to the contrary contained in this Article or in this Lease, Tenant expressly acknowledges and agrees that any proposed subleases to different individuals and/or entities for portions of the Demised Premises, which portions together would constitute the entirety of the Demised Premises shall not be considered a request to sublet the entire Demised Premises and that Owner shall, for each such proposed sublease, have all the rights and remedies provided for in this Lease. By way of example, but in no way limiting any of Owner’s rights hereunder, should Tenant propose to sublease a portion of the Demised Premises to an individual or entity (Sublease #1) and should Tenant, simultaneously or shortly thereafter, propose to sublease the remainder of the Demised Premises to Owner (Sublease #2), then, with respect to Sublease #1 and Sublease #2, Owner shall have the right to (i) cancel this Lease in accordance with II(a)(1) hereof; (ii) notify Tenant, in accordance with II(b), of Owner’s election to require Tenant to sublease either or both of the portions of the Demised Premises desired to be sublet under Sublease #1 or Sublease #2 to Owner; or (iii) approve one of the proposed subleases without any obligation to approve the other sublease.
          (i) In the event of such subletting or assignment, Tenant shall pay to Owner Five Hundred Dollars ($500.00) as a fee for same, as well as all reasonable attorneys costs.
III
          If this Lease is assigned and Owner consents to such assignment, Tenant covenants and agrees that the term, covenants and conditions of this Lease may be changed, altered or modified in any manner whatsoever by Owner and the assignee without prior written consent of Tenant, that no such change, alteration or modification shall release Tenant from the performance by it of any of the terms, covenant and conditions on its part to be performed under this Lease. Any such change, alteration or modification which would have the effect of increasing or enlarging Tenant’s obligations or liabilities under this Lease shall not, to the extent only such increase or enlargement, be binding upon Tenant.
ARTICLE 70 — INTERCOM
          During the term of this Lease, Tenant shall pay as Additional Rent the sum of $10.00 per month for maintenance of the exterior buzzer and intercom system. If the system remains out of order for an unreasonable period of time, Tenant shall not be responsible for intercom charges during such time.
ARTICLE 71 — REAL ESTATE TAX ESCALATION
          71.1 As used herein:
          71.1.1 The term “Escalation Year” shall mean each calendar year which shall include any part of the term.
          71.1.2 The term “Taxes” shall mean all real estate taxes, assessments (special or otherwise), sewer rents, rates and charges, county taxes or any other governmental charge of a similar or dissimilar nature, whether general, special, ordinary or extraordinary, foreseen or unforeseen, which may be levied, assessed or imposed upon or with respect to all or any part of the land (“Land”) upon which the Building is constructed or the Building by the City or County of New York or any other taxing authority. If by law any assessment may be divided and paid in annual installments, then, for the purposes of this Article (a) such assessment shall be deemed to have been so divided upon application made thirty (30) days after the date of entry, whether before or after the date hereof, (b) such assessment shall be deemed payable in the maximum number of annual installments permitted by law, and (c) there shall be deemed included in Taxes for each Escalation Year the annual installment of such assessment becoming payable during such Escalation Year, together with interest payable during such Escalation Year on such annual installment and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time during the Term the methods of taxation prevailing on the date hereof shall be altered so that in lieu of or as an addition to or as a substitute for the whole or any part of the Taxes now levied, assessed or imposed (a) a tax, assessment, levy, imposition or charge based on the rents received therefrom whether or not wholly or partially as a capital levy or otherwise, or (b) a tax, assessment, levy, imposition or charges measured by or based in whole or in part upon all or any part of the Land or the Building and imposed on Owner, or (c) a license fee measured by the Rent payable by Tenant to

Owner, or (d) any other tax, levy, imposition, charge or license fee, however described or imposed, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based, shall be deemed to be Taxes.
     71.1.3 The term “Owner’s Basic Tax Liability” shall mean the Taxes attributable to the Land and the Building for the New York City fiscal year 2005/2006, and “Owner’s Base Year” shall mean the New York City fiscal year 2005/2006, commencing on July 1st, 2005.
          71.1.4 The term “Tenant’s Proportionate Share” shall mean two point five (2.5%) percent.
          71.2 If Taxes payable in any Escalation Year falling wholly or partially within the Term shall be in an amount constituting an increase above Owner’s Basic Tax Liability, Tenant shall pay as Additional Rent for such Escalation Year a sum equal to the Tenant’s Proportionate Share of the amount by which Taxes for such Escalation Year exceed Owner’s Basic Tax Liability. Tenant shall, if Owner so elects, pay its proportionate share of taxes in advance as Additional Rent.
          71.3 If by any reason of any law, statute, regulation or agreement with a taxing or other governmental authority (including, without limitation, a “J-51 Program”) any part of the Taxes shall be reduced, i.e., suspended or abated, then there shall be subtracted from Taxes for purposes of determining the Additional Rent payable hereunder, an amount equal to the decrease in such taxes due to such suspension or abatement.
          71.4 If, as a result of any application or proceeding brought by or on behalf of Owner for reduction in the assessed valuation of the Real Property affecting any Escalation Year commencing after Owner’s Base Year, there shall be a decrease in Taxes for any such Escalation Year with respect to which Owner shall have previously rendered an Owner’s Statement, the Owner’s Statement next following such decrease shall include an adjustment for such Escalation Year reflecting such decrease in Taxes, less all costs and expenses, including without limitation, any attorneys’ fees incurred by Owner in connection with such application or proceeding with respect to any Escalation Year occurring after Owner’s Base Year.
ARTICLE 72 — MISCELLANEOUS
          This Lease embodies the entire agreement between Owner and Tenant. Any change, addition, waiver, release or discharge of this Lease shall be ineffective unless signed by the party against whom such change, addition, waiver, release or discharge is sought to be enforced. Each right, power and remedy of Owner provided for in this Lease or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise by Owner of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Owner of any or all such other rights, power or remedies.
          73. Tenant shall be allowed (4) four listings in the Building standard lobby directory and three (3) listings in the Building standard hallway directory, for which Tenant agrees to reimburse Owner. All signs must conform to the Building standard. In no event shall Tenant permit any sign to be affixed directly to the entrance door to the Demised Premises.
          74. If electric current being supplied to Tenant is by the public utility corporation serving the part of the city where the Building is located, Tenant agrees to purchase same from such public utility corporation. If electric current is supplied by Owner, Tenant covenants and agrees to purchase same from Owner or Owner’s designated agent at charges, terms and rates set, from time to time, during the term of this Lease by Owner but not more than those specified in the service classification in effect on January 1, 1970 pursuant to which Owner then purchased electric current from the public utility corporation serving the part of the city where the Building is located. Said charges may be revised by Owner in order to maintain the return to Owner produced under the foregoing in the event that the Public Service Commission approves changes in service classifications, terms, rates or charges for such public utility during the term hereof. Where more than one meter measures the service of Tenant in the Building, the service rendered through each meter may be computed and billed separately in accordance with the rates herein. Bills therefor shall be rendered at such times as Owner may elect. In the event that such bills are not paid within five (5) days after the same are rendered, Owner may without further notice discontinue the service of electric current to the Demised Premises without releasing Tenant from any liability under this Lease and without Owner or Owner’s agent incurring any liability for any damage or loss sustained by Tenant by such discontinuance of service. Owner shall not be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric services is changed or is no longer available or suitable for Tenant’s requirements. Any riser or risers to supply Tenant’s electrical requirements, upon written request of Tenant, will be installed by Owner, at the sole cost and expense of Tenant, if in Owner’s sole judgment the same are necessary and will not cause permanent damage or injury to the Building or the Demised Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants or occupants. In addition to the installation of such riser or risers, Owner will also, at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection therewith subject to the aforesaid terms and conditions. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the Building or the risers or wiring installations. It is further covenanted and agreed by Tenant that all the aforesaid costs and expenses shall be paid by Tenant to Owner within five (5) days after rendition of any bill or statement to Tenant therefor. Owner may discontinue any of the aforesaid services upon thirty (30) days notice to Tenant without being liable to Tenant therefor or without in any way affecting this Lease or the liability of Tenant hereunder or causing a diminution of Rent, and the same shall not be deemed to be a lessening or diminution of services within the meaning of any law, rule or regulation now or hereafter enacted, promulgated or issued. In the event Owner gives such notice of discontinuance, Owner shall permit Tenant to receive such service direct from said public utility corporation, in which event, Tenant will at its own cost and expense furnish and install all risers, service wiring, and switches that may be necessary for such installation and required by the public utility company, and will at its own cost and expense maintain and keep in good repair all such risers, wiring and switches. Tenant shall make no alterations or additions to the electric equipment and/or appliances without the prior written consent of Owner in each instance. Rigid conduit only will be allowed. If any tax is imposed upon Owner’s receipts from the sale or resale of electric energy or gas or telephone service to Tenant by any Federal, State or Municipal Authority, Tenant covenants and agrees that where permitted by law, Tenant’s pro rata share of such taxes shall be passed on to and included in the bill of and paid by Tenant to Owner. Any sums due and payable to Owner under this Article shall be collectible as Additional Rent.
          75. Tenant agrees to pay a Building Security charge of $40.00 per month.
          76. Owner’s Work within the Demised Premises shall consist of the following:
a.	Construct three (3) offices, one conference room with glass and sheetrock walls, one reception area enclosure and one mechanical/storage room, including Building standard interior doors, as indicated on the attached “Exhibit B”;

b.	Provide and install Building standard lighting and electrical outlets throughout the Demised Premises;

c.	Paint newly constructed offices, rooms and enclosure, Building standard white; and

d.	Provide and install three (3) window air conditioning units to cool the Demised Premises as indicated on the attached “Exhibit B”, which units shall remain in the Demised Premises and shall be considered leasehold improvements at the expiration of this Lease or upon vacating of the Demised Premises by Tenant.
               If Owner’s Work has not been substantially completed by May 1st, 2005, Tenant shall receive one day of credit for each day until Owner’s Work has been substantially completed and Owner has notified Tenant of same. In the event Owner is unable to complete its work due to delays caused by Tenant or its agents or contractors, then the date of completion of Owner’s Work shall be adjusted by deducting one day for each day of such delay.
ARTICLE 77 — MITIGATION OF DAMAGES
          Owner shall use reasonable efforts to mitigate its damages in the event of Tenant’s default and a termination of this Lease, provided however, it is agreed that (i) Tenant shall reasonably cooperate with Owner in any such efforts, (ii) Owner shall have no obligation to lease or relet the Demised Premises at less than a market

Rent for a term of less than five (5) years, pursuant to Owner’s standard Lease form, and (iii) in no event shall Owner be required to lease or relet the Demised Premises before any other available space or unit in the Building.
ARTICLE 78 — “GOOD GUY” GUARANTEE OF LEASE
     In order to induce the aforesaid Owner to enter into this Lease and for other valuable considerations, the receipt of which is hereby acknowledged, JOHN M. TORRENS, an individual residing at 6368 Seneca Turnpike, Jamestown, NY 13078, whose Social Security number is ####-##-#### (“Guarantor”), hereby makes the following guarantee and agreement with and in favor of Owner and its respective legal representations and assigns. The following personal guarantee is the only provision of the Lease to which the Guarantor is personally liable, unless provided for elsewhere in the Lease, as all other provisions, clauses and terms of this Lease are binding upon the Tenant.
       A. The undersigned guarantees to Owner, its successors and assigns, that he will advise Owner of Tenant’s intention to vacate the Demised Premises a minimum of four (4) months in advance and that he will pay to Owner all Minimum Rent, Additional Rent and any and all other charges that have accrued or may accrue under the terms of the Lease (hereinafter collectively referred to as “Accrued Rent”), to the latest date that Tenant and its assigns and sublessees, if any, will have completely performed the following:
          1. Vacated and surrendered the Demised Premises in broom clean condition to Owner pursuant to the terms of the Lease, and
          2. Delivered the keys to the Demised Premises to Owner, and
          3. Paid to Owner all Accrued Rent to and including the date which is the later of (a) the actual receipt by Owner of said Accrued Rent, (b) the surrender of the Demised Premises, or (c) receipt by Owner of the keys to the Demised Premises.
     B. The undersigned guarantees to Owner, its successors and assigns that he will pay to Owner any damages, including legal fees, suffered or incurred by Owner as a result of Tenant holding over in the Demised Premises after the expiration or sooner termination of the term of this Lease.
     C. It is agreed that any security deposited under Article 32 of the Lease shall not be computed as a deduction from any amount payable by Tenant or Guarantor under the terms of this Guarantee of Lease.
     D. This Guarantee is absolute and unconditional and is a Guarantee of payment and not of collection. The parties hereto waive all notice of nonpayment, nonperformance, nonobservance or proof, or notice, or demand, whereby to charge the undersigned therefor, all of which the undersigned expressly waives, and expressly agrees that the validity of this Guarantee, and the obligation of the Guarantor hereto shall in no wise be terminated, affected or impaired by reason of the assertion by Owner against Tenant of any of the rights or remedies reserved to Owner pursuant to the performance of the within Lease. The undersigned further covenants and agrees that this Guarantee shall remain and continue in full force and effect as to any renewal, modification or extension of this Lease and during any period when Tenant is occupying the premises as a “statutory tenant” (including, but not limited to a month-to-month tenancy). As a further inducement to Owner to make this Lease and in consideration thereof, Owner and the undersigned covenant and agree that in any action or proceeding brought by either Owner or the undersigned against the other on any matters whatsoever arising out of, under, or by virtue of the terms of this Lease or of this Guarantee, that Owner and the undersigned shall and do hereby waive trial by jury.
     E. This Guarantee shall be construed in accordance with the Laws of the State of New York.
     IN WITNESS WHEREOF the undersigned has set his hand this 13th day of April, 2005.

/s/ John M. Torrens
JOHN M. TORRENS